Exhibit 23





INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in Registration Statement No. 333-41995 of Halifax Corporation on Form S-8 pertaining to the Halifax Corporation 1994 Key Employee Stock Option Plan and Non-Employee Directors Stock Option Plan of our report dated June 15, 2001 appearing in this Annual Report on Form 10-K of Halifax Corporation for the year ended March 31, 2001.

/s/Deloitte & Touche LLP

McLean, VA
June 27, 2001